Exhibit (a)(1)(V)
LAM RESEARCH CORPORATION
FORM OF AMENDMENT TO STOCK OPTION AGREEMENT
This Amendment made by Lam Research Corporation (the “Company”), shall be effective on the date it is executed by a duly authorized officer of the Company.
     WHEREAS, the Company previously granted to [name] (the “Optionee”) the options identified on attached Schedule I (the “Options”) to purchase shares of the Company’s common stock under the Company’s Amended and restated 1999 Stock Option Plan (the “Plan”);
     WHEREAS, the Company issued to the Optionee a written Option Agreement (each, an “Option Agreement”) evidencing such Options; and
     WHEREAS, Optionee has elected to amend each of the Options to increase the exercise price thereof, pursuant to the terms of the Offer to Amend Certain Outstanding Options, dated April 3, 2008, and the Optionee’s duly completed and submitted election form.
     NOW THEREFORE, it is hereby agreed as follows:
     1. Increased Exercise Price. The exercise price per share set forth in the Option Agreement for each of the Options listed on Schedule I is hereby increased to the higher exercise price per share set forth for that Option on Schedule I.
     2. Entire Agreement. This Amendment, together with the Promise to Make Cash Payment, the Option Agreement and the applicable Plan under which each Option is outstanding, represents the entire agreement of the parties with respect to the Options and supersedes any and all previous contracts, arrangements or understandings between the parties with respect to such Options. The Option Agreement, as amended by this Amendment, may be amended at any time only by means of a writing signed by the Optionee and an authorized officer of the Company.
     3. Continuation of Option Agreements. Except for the foregoing increases to the exercise prices per share for the Options, no other terms or provisions of the Option Agreements for such Options or the Plan have been modified as a result of this Amendment, and those terms and provisions shall continue in full force and effect.
IN WITNESS WHEREOF, this Amendment has been executed on behalf of Lam Research Corporation by a duly authorized officer as of May 2, 2008.

LAM RESEARCH CORPORATION
By:
Name:
Title: